Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:	Investors:
Patty Eisenhaur, (973) 355-8141

Media:
Charlie Mayr, (973) 355-8483
Watson Names Sigurdur Oli Olafsson Executive Vice President, Global Generics
Olafsson Joins from Actavis Group;
Succeeds Thomas R. Russillo Who is Retiring At Year-End
Morristown, NJ, August 4, 2010 — Watson Pharmaceuticals (NYSE: WPI) today announced that Sigurdur Oli Olafsson has joined the Company as Executive Vice President, Global Generics, effective September 1, 2010. In this position, Mr. Olafsson will have responsibility for global generic sales and marketing, with an emphasis on leading the expansion of Watson’s position in global markets. Mr. Olafsson most recently served as Chief Executive Officer of the Actavis Group. He succeeds Thomas R. Russillo who will retire at the end of 2010. Mr. Olafsson will report to Paul Bisaro, President and Chief Executive Officer of Watson, and he will be headquartered in Morristown, NJ. Mr. Olafsson and Mr. Russillo will work closely during the three-month transition period.
“We are delighted to have an executive with Sigurdur’s global experience join our team as we move from the integration of the Arrow Group to the next phase of maximizing our current commercial footprint and capitalizing on additional opportunities to expand into new markets,” said Paul Bisaro, Watson’s President and Chief Executive Officer. “Tom has done an exceptional job during the integration phase, and we thank him for his efforts. We look forward to Sigurdur’s expertise in helping us shape strategies that will build on the foundation Tom and his team have established, as well as helping us to identify strategies and opportunities that will enable Watson to leap-frog to the next level of global competition.”

Mr. Olafsson most recently served as CEO of Actavis Group, where he was responsible for overseeing Actavis’ $2.4 billion global pharmaceutical business with operations in more than 40 countries. From 2006 to 2008, Mr. Olafsson served as Deputy CEO of Actavis Group, and was CEO, Actavis Inc. US and Chief Executive Corporate Development from 2003-2006, where he led Actavis US sales and marketing organization, and also led the acquisition and integration of Pharma Avalanche, Biovena, Lotus Laboratories, Amide Pharmaceuticals and Alpharma Generics.
Prior to joining Actavis, Mr. Olafsson held increasingly responsible positions with Pfizer’s Global Research and Development organization in both the U.S. and in the U.K. from 1998 until 2003. Prior to joining Pfizer, he served as head of Drug Development for Omega Farma in Iceland for four years.
Mr. Olafsson has an M.S. in Pharmacy (Cand Pharm) from the University of Iceland, Reykjavik, and is a published author.
Mr. Russillo was named Executive Vice President, Global Generics, in 2009 and led the restructuring of Watson’s global generics business following the completion of the acquisition of the Arrow Group in December 2009. Mr. Russillo had served as Executive Vice President and President of the Generic Division since 2006. Prior to joining Watson, he served as a consultant to the Company in connection with the Company’s integration planning related to the acquisition of Andrx. From January 2005 until September 1, 2006, Mr. Russillo served as a consultant to various clients in the pharmaceutical industry. From 1990 through 2004, he was President of Ben Venue Laboratories, a division of Boehringer Ingelheim, which included Bedford Laboratories and Roxanne Laboratories. Prior to Ben Venue, he held a number of senior positions with Baxter International.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on urology and women’s health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
Forward-Looking Statement
Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing information as of the date of this release. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, such risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the year ended December 31,2009 and Watson’s quarterly report on Form 10-Q for the period ended March 31, 2010. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.